Exhibit 99.1
DSW Inc. Reports 2008 Third Quarter Sales Results;
Workforce and Expense Reduction
Columbus, Ohio —/ November 5, 2008/PR Newswire/—DSW Inc. (NYSE:DSW) today reported net sales for the quarter ended November 1, 2008 increased 6.5% to $391.4 million compared with $367.4 million for the quarter ended November 3, 2007. Same store sales decreased 4.1% for the comparable period versus a decrease of 3.0% last year.
Net sales for the thirty-nine week year-to-date period ended November 1, 2008 increased 3.9% to $1.11 billion compared with $1.07 billion for the thirty-nine week year-to-date period ended November 3, 2007. Same store sales decreased 5.5% for the comparable thirty-nine week period versus a decrease of 0.5% last year.
Workforce and Expense Reduction
The company reduced its home office and field leadership workforce by 98 positions, or approximately 13%, which included 82 current positions and 16 vacant positions that will not be filled. The move was part of a plan to decrease its cost structure in light of the general economic decline and expectations for continued lower consumer spending into 2009. The company provided associates affected by the reduction with severance packages and job placement services.
The company intends to record a pre-tax charge of approximately $3 million in the fourth quarter of 2008 to recognize severance and other expenses related to the workforce reduction.
About DSW Inc.
DSW Inc. is a leading branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of November 1, 2008, DSW operated 295 stores in 37 states and operated an e-commerce site, www.dsw.com. DSW also supplied footwear to 345 leased locations in the United States. For store locations and additional information about DSW, visit www.dswinc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; continuation of our supply agreements with our leased departments; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; impact of the change in the shared services agreement; the risk of Value City Department Stores (“Value City”) not paying its obligations for the transition services; impact of the disposition of a majority interest in Value City by Retail Ventures on the allocation of expenses pursuant to the shared services agreement with RVI; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; the success of our e-commerce business; liquidity risks related to our investments; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Source: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-872-1474